Exhibit 99.1

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Friday, May 4, 2007

STAR BUFFET, INC. COMPLETES
HOLIDAY HOUSE ACQUISITION

SCOTTSDALE, AZ — May 4, 2007 — Star Buffet, Inc. (NASDAQ: STRZ) announced today the completion of the acquisition of certain operating assets of a Holiday House restaurant in Orlando, Florida.  The restaurant was previously owned by Holiday House Corporation and operated by the company’s principal, James Woods.

Commenting on the acquisition, Robert E. Wheaton, Star Buffet’s president stated, “We expect this currently unprofitable restaurant to benefit from economies we achieve by operating multiple restaurants in the Florida market.”

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company’s acquisition and strategic alliance strategy, the effect of the Company’s accounting policies and other risks detailed in the Company’s Form 10-K for its fiscal year ended January 29, 2007, and other filings with the Securities and Exchange Commission. Copies of all of the Company’s filings with the SEC are available to the public on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of May 4, 2007, Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffets, six JB’s Family restaurants, six Whistle Junction restaurants, four BuddyFreddys restaurants, four K-BOB’S Steakhouses, three Holiday House Family restaurants, two Western Sizzlin restaurants, one JJ North’s Country Buffet, one Pecos Diamond Steakhouse and one Casa Bonita Mexican theme restaurant.

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